Exhibit 5.1

Chubb Limited

Bärengasse 32

CH-8001 Zurich

Switzerland

Zurich, 25 May 2017

Form S-8 Registration Statement

Dear Sir or Madam,

We have been asked to issue a legal opinion letter as special Swiss legal counsel of Chubb Limited, Bärengasse 32, CH-8001 Zurich, Switzerland, Swiss business identification number CHE-114.425.464 (the “Company”) in connection with the registration statement on Form S-8 (the “Registration Statement”), being filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”), for the registration of common shares of the Company with a nominal value of CHF 24.15 (the “Common Shares”) issuable in connection with the Chubb Limited Employee Stock Purchase Plan, as amended and restated by the board of directors on 23 February 2017 (the “ESPP”). The Shares subject to the Registration Statement will not exceed 2 million Shares, subject to adjustment as set forth in Section 3.3 of the ESPP (the “Registered Shares”). You have instructed us (the “Instructions”) that the Registered Shares will consist of either (i) Common Shares already issued before the date of this opinion that are held by the Company or Common Shares already issued before the date of this opinion to be purchased in the open market by a direct or indirect wholly owned subsidiary of the Company (the “Treasury Shares”) or (ii) Common Shares issued after the date of this opinion that are either held by the Company, Common Shares issued after the date of this opinion that are purchased in the open market by a direct or indirect wholly owned subsidiary of the Company, or Common Shares to be issued by way of a capital increase out of authorized share capital for general purposes (the “Future Common Shares”), and that the share capital of the Company consists of 479,783,864 Common Shares.

Bär & Karrer Rechtsanwälte	Zürich Bär & Karrer AG Brandschenkestrasse 90 CH-8027 Zürich Phone: +41 58 261 50 00 Fax: +41 58 261 50 01 zuerich@baerkarrer.ch	Genf Bär & Karrer SA 12, quai de la Poste CH-1211 Genève 11 Phone: +41 58 261 57 00 Fax: +41 58 261 57 01 geneve@baerkarrer.ch	Lugano Bär & Karrer SA Via Vegezzi 6 CH-6901 Lugano Phone: +41 58 261 58 00 Fax: +41 58 261 58 01 lugano@baerkarrer.ch	Zug Bär & Karrer AG Baarerstrasse 8 CH-6302 Zug Phone: +41 58 261 59 00 Fax: +41 58 261 59 01 zug@baerkarrer.ch	www.baerkarrer.ch

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All capitalized terms used in this legal opinion letter shall have the meaning as defined herein.

I	Documents

In arriving at the opinions expressed in clause III below, we have exclusively reviewed and relied on the following documents, the sufficiency of which we confirm for purposes of this legal opinion letter (the documents referred to in this clause I collectively the “Documents” and any individual document thereof “Document”):

a)	an excerpt from the commercial register of the Canton of Zurich, Switzerland, in relation to the Company, certified by said register to be up-to-date as of 24 May 2017;

b)	a copy of the articles of association of the Company, certified by the commercial register of the Canton of Zurich, Switzerland, to be up-to-date as deposited with such register as of 24 May 2017 (the “Articles”);

c)	the ESPP, as contained in Annex A of a copy of the Company’s invitation and proxy statement for the 2017 annual general meeting of shareholders dated 18 May 2017.

II	Assumptions

In arriving at the opinions expressed in clause III below, we have assumed (without verification) cumulatively that:

a)	the information set out in the Documents and in the Instructions is true, accurate, complete and up-to-date as of the date of this legal opinion letter and no changes have been made or will be made that should have been or should be reflected in the Documents as of the date of this legal opinion letter;

b)	the Documents submitted to us as (hard or electronic) copies are complete and conform to the original document;

c)	all signatures and seals on any Document are genuine;

d)	where a name is indicated (in print or in handwriting) next to a signature appearing on any Document, the signature has been affixed by the person whose name is indicated, and where no name is indicated (in print or in handwriting) next to a signature appearing on any Document, the relevant Documents have been duly signed by authorized signatories;

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e)	the Future Common Shares have been or will be duly authorized by the general meeting of shareholders of the Company and the board of directors of the Company, fully paid up (liberiert) by their respective subscribers and registered in the competent commercial register in Switzerland and all other requirements under Swiss law in connection with the creation and issuance of such Future Common Shares will have been complied with; to the extent any authorizations, approvals, consents, licenses, exemptions or other requirements (collectively the “Authorizations”) had or will have to be obtained outside Switzerland in connection with the issuance of the Future Common Shares, such Authorizations have been obtained or fulfilled or will be obtained or fulfilled in due time, and have remained or will remain in full force and effect at all times through the issuance of the Future Common Shares;

f)	the Company is not listed in Switzerland;

g)	to the extent agreements or documents have to be executed or any obligations have to be performed under applicable laws other than Swiss law or in any jurisdiction outside Switzerland, such execution or performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction; and

h)	the Company will not pass a voluntary winding-up resolution, no petition will be presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of the Company, and no receiver, trustee in bankruptcy, administrator or similar officer will have been appointed in relation to the Company or any of its assets or revenues between the date of this legal opinion letter and the date of the issuance of the Future Common Shares.

III	Opinion

Based upon the foregoing, and subject to the qualifications and reliance limitations set out in clause IV and clause V below, we are of the opinion that under the laws of Switzerland as currently in force and interpreted:

a)	the Company is a stock corporation (Aktiengesellschaft) duly organized and validly existing under the laws of Switzerland, with corporate power and authority to conduct its business;

b)	the Treasury Shares are validly issued, fully paid in and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders);

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c)	the Future Common Shares, if and when issued, will be validly issued, fully paid in and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders);

d)	insofar as Swiss law is concerned, all regulatory consents, authorizations, approvals and filings required to be obtained or made by the Company for the re-use of the Treasury Shares have been obtained or made.

IV	Qualifications

The opinions given under clause III above are each subject to the following cumulative qualifications:

a.	The opinions expressed herein are strictly limited to matters governed by the laws of Switzerland and thus to opinions on certain Swiss law matters.

b.	The opinions expressed herein are based on and subject to the laws of Switzerland as in force and generally interpreted based on available legal sources as of the date of this legal opinion letter, and where this legal opinion letter refers to “Swiss law” or “the laws of Switzerland”, it solely refers to Swiss law as in force and generally interpreted based on available legal sources as of the date of this legal opinion letter. Such laws are subject to change.

c.	We have made no investigation of the laws of any other jurisdiction (but the laws of Switzerland) as a basis for this legal opinion letter and do not express or imply any opinion thereon.

d.	The opinions expressed herein relate only to legal matters explicitly covered by this legal opinion letter (taking into account cumulatively all assumptions and qualifications) and no opinion is given by implication or otherwise on any other matter.

e.	In issuing this legal opinion letter, we based ourselves solely on the Documents and were not instructed to, and did not, make any further independent search or due diligence; we do not opine as to any facts or circumstances occurring or coming to our attention subsequently to the date hereof.

f.	The assumptions and qualifications apply to all opinions expressed in this legal opinion letter.

g.	We express no opinion herein as to the accuracy or completeness of the information set out in the Registration Statement or of the representations and warranties set out in the Registration Statement.

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h.	We express no opinion herein as to regulatory matters or as to any commercial, accounting, calculating, auditing, tax, or other non-corporate law matter.

i.	We express no opinion herein as to regulatory matters (except as provided in III.b)) or as to any commercial, accounting, calculating, auditing, tax, or other non-corporate law matter.

j.	As a matter of mandatory Swiss law, shareholders as well as the board of directors of a company are entitled to challenge resolutions adopted by a general shareholders’ meeting believed to violate the law or the company’s articles of association by initiating legal proceedings against such company within two months following such meeting. Therefore, during such time period any shareholder or the board of directors may challenge the resolutions taken by the shareholders on which the issuance of the newly issued Common Shares (that will be held or purchased as Future Common Shares) is based.

k.	In this opinion, Swiss legal concepts are expressed in English terms and not in any official Swiss language; these concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

V	Reliance

This legal opinion letter is addressed to the Company. We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit or imply that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

This legal opinion letter is furnished by us, as special Swiss legal counsel to the Company, in connection with the filing of the Registration Statement. Without our prior consent, it may not be used by, copied by, circulated by, quoted by, referred to, or disclosed to any party or for any purpose, except for such filing or in connection with any reliance by investors on such filing pursuant to US securities laws.

Any reliance on this opinion is limited to the legal situation existing at the date of this legal opinion letter, and we shall be under no obligation to advise you on or to amend this legal opinion letter to reflect any change in circumstances or applicable laws or regulations for any period after the date of issuance of this legal opinion letter.

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This legal opinion letter shall be governed by and construed in accordance with the laws of Switzerland. This legal opinion letter may only be relied upon on the express condition that any issues of interpretation arising hereunder will be governed by the laws of Switzerland.

Yours faithfully,

Bär & Karrer AG

/s/ Dr. Urs Kägi

Dr. Urs Kägi